Exhibit 23(a)1








INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54115, 33-58371, 33-60427, 333-31808, 333-44127, 333-73462,
333-96883, 333-110557 and 333-110559 of Southern Company on Form S-8 and
Registration Nos. 33-3546, 33-57951, 333-09077, 333-64871, 333-65178 and
333-101349 of Southern Company on Form S-3 of our reports dated March 1, 2004 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for asset retirement obligations), relating to the consolidated financial statements of Southern Company as of and for the years ended December 31, 2003 and 2002 appearing in this Annual Report on Form 10-K of Southern Company for the year ended December 31, 2003.


/s/Deloitte & Touche LLP

Atlanta, Georgia
March 1, 2004